Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822 2330	March 11, 2010 Tim Ryan, The Shoreham Group 212 242 7777

NEOPROBE ANNOUNCES SUCCESSFUL MEETING ON LYMPHOSEEK PHASE 3 RESULTS
Submission Plan for New Drug Application for Lymphoseek Reviewed With FDA
Conference Call Scheduled for 8:30 a.m. tomorrow, Friday, March 12, 2010

DUBLIN, OHIO – March 11, 2010 - Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and surgical diagnostic and treatment products, today announced that it recently met with the United States Food and Drug Administration (FDA) to review the clinical trial results of a Phase 3 investigational new drug, Lymphoseek®. The Phase 3 clinical study (NEO3-05) was conducted in subjects diagnosed with either breast cancer or melanoma. The FDA review included the efficacy and safety results of the NEO3-05 study and Neoprobe’s plans for the submission of a New Drug Application (NDA) for Lymphoseek. The NDA submission will be based on the clinical results of NEO3-05 and other already completed clinical evaluations of Lymphoseek. FDA encouraged Neoprobe to request a series of pre-NDA meetings in the coming months to review the components of the NDA prior to its formal submission.  Neoprobe indicated to FDA that the Company plans to submit the NDA following satisfactory completion of these meetings.

“We are very pleased with our recent discussions with the FDA review team regarding the NEO3-05 Phase 3 clinical results,” said David Bupp, Neoprobe’s President and CEO.  “The results from this meeting have clearly confirmed our pathway for the submission of a NDA approximating our previously disclosed target timeline. The potential clearance of the NDA in 2011 would position Lymphoseek to be the first radiopharmaceutical for the preoperative or intraoperative identification of lymphatic tissue. Neoprobe will be working with FDA in the coming months to prepare for a successful review of the Lymphoseek NDA, and to determine additional information that could be provided on a post-marketing basis to extend or expand the labeling from that planned for the initial NDA.”

“The performance of Lymphoseek in the Phase 3 study was excellent,” said Dr. Fred Cope, Neoprobe’s Vice President, Pharmaceutical Research and Clinical Development. “The primary and secondary efficacy end points of the study were met and no significant adverse events were reported that were directly attributed to Lymphoseek. The results of the Phase 3 trial have been favorably received by the members of the medical and scientific community. We plan to continue ongoing clinical evaluations of Lymphoseek that will be supportive of the NDA and subsequent amended claims for the product.”

The NEO3-05 Phase 3 study was an open label trial of node-negative subjects with either breast cancer or melanoma. It was designed to evaluate the safety and the accuracy of Lymphoseek while identifying the lymph nodes draining from the subject’s tumor site. To demonstrate the accuracy of Lymphoseek, each subject consenting to participate in the study was injected in proximity to the tumor with Lymphoseek and one of the vital blue dyes that are commonly used in lymphatic mapping procedures.  The primary efficacy objective of the study was to identify lymph nodes that contained the vital blue dye and to demonstrate a statistically acceptable concordance rate between the identification of lymph nodes with the vital blue dye and Lymphoseek. To be successful, the study needed to achieve a statistical p-value of at least 0.05.

In this review meeting with FDA, the full analysis of the NEO3-5 clinical data was discussed. The protocol compliant clinical sites that participated in the NEO3-05 study contributed 136 Intent-To-Treat (ITT) subjects who provided 215 lymph nodes that contained the vital blue dye. 210 of the vital blue dye positive lymph nodes contained Lymphoseek for an overall concordance rate of 98% achieving a statistical p-value of 0.0001. In addition to the nodes identified by vital blue dye and Lymphoseek, Lymphoseek was able to identify 85 additional lymph nodes that did not contain the vital blue dye, and 18% of these nodes were found by pathology to contain cancer. There were no significant safety events related to Lymphoseek. The FDA indicated that the clinical data would be supportive of a NDA submission for Lymphoseek.

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NEOPROBE CORPORATION
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In future pre-NDA meetings, Neoprobe will continue discussions with the FDA reviewers regarding the pre-clinical and chemistry, manufacturing and control quality data modules that will be part of the NDA submission. Neoprobe will be discussing elements of the statistical analysis plan that would support the NDA, including the design of any prospective clinical evaluations to support the primary indication, and to potentially expand the future indications for Lymphoseek.

Neoprobe’s President and CEO, David Bupp, Vice President, Pharmaceutical Research and Clinical Development, Frederick Cope, Ph.D. and Vice President, Regulatory Affairs and Quality Assurance, Rodger Brown, will discuss the NEO3-05 results and FDA meeting results during a conference call scheduled for 8:30 AM EST, Friday, March 12, 2010.

The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date: Time: Toll-free (U.S.) Dial in # : International Dial in # :	Mar. 12, 2010 8:30 AM ET (877) 407-8031 (201) 689-8031	Available until: Toll-free (U.S.) Dial in # : International Dial in # : Replay passcode: Account #: Conference ID #:	Mar. 19, 2010 (877) 660-6853 (201) 612-7415 286 346813

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan™ CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.